Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2021. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Government continues its vaccination campaign against Covid-19, with approximately 175 million people having received at least two doses and over 68 million people having received three or more doses of the vaccine. Throughout the year of 2022, the Government substantially relaxed its Covid-19-related restrictions, reopening Indonesia to international tourists and lifting all quarantine requirements for fully vaccinated international visitors.

Just Energy Transition Partnership

At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership, pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy.

New Omnibus Bill on Financial Sectors

On December 16, 2022, the President and House of Representatives (Dewan Perwakilan Rakyat Republik Indonesia) jointly approved an omnibus bill to amend a number of existing laws (and their implementing regulations) on various financial sectors, such as banking, capital markets, money markets, foreign exchange markets, insurances, financing companies, bullion markets, pension funds, financial stability and export credits. The bill—which is currently pending the President’s signature to come into force as law—among other things, focuses on: institutional strengthening of authorities within the financial sectors; strengthening financial industry governance and improving public’s trust in financial industry; promoting long-term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of state protection for financial products customers; and strengthening of financial sectors literacy, inclusion and innovation to promote further participation of the public in the national financial sector.

Bank Indonesia Policy Rates

Bank Indonesia continues to work with the Government to coordinate the implementation of national policy to accelerate economic recovery while maintaining stability. From August to December 2022, in an effort to lower the expected inflation and as a front-loaded, pre-emptive and forward-looking measure to maintain core inflation within the range of 3.0±1%, Bank Indonesia raised the BI 7-Day Reverse Repo Rate (“BI7DRR”) from 3.50% to 5.50%, the deposit facility rate from 2.75% to 4.75% and the lending facility rate from 4.25% to 6.25%. Before these increases, Bank Indonesia had maintained the BI7DRR at 3.50%, the deposit facility rate at 2.75% and the lending facility rate at 4.25% since February 2021. Monetary policy in 2023 will continue to focus on maintaining stability while macroprudential policy, payment system digitalization, money market deepening, and inclusive and green economic-financial programs are directed towards growth.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	320,009	1.9	237,011	1.9	264,612	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,946,895	17.4	2,184,484	17.5	2,389,910	16.5

Total Manufacturing Industry	3,266,904	19.3	2,421,495	19.4	2,654,522	18.3
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	2,200,529	13.0	1,628,651	13.1	1,864,655	12.8
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,672,252	9.9	1,314,809	10.5	1,405,844	9.7
Forestry and Logging	111,991	0.7	83,337	0.7	87,562	0.6
Fishery	469,594	2.8	343,490	2.8	369,394	2.5

Total Agriculture, Forestry, and Fishery	2,253,837	13.3	1,741,636	14.0	1,862,799	12.8
Mining and Quarrying
Oil, Gas and Geothermal Mining	461,703	2.7	332,366	2.7	438,396	3.0
Coal and Lignite Mining	603,138	3.6	385,775	3.1	984,679	6.8
Metal Ore	204,590	1.2	149,798	1.2	183,535	1.3
Other Mining and Quarrying	254,219	1.5	186,566	1.5	194,726	1.3

Total Mining and Quarrying	1,523,650	9.0	1,054,505	8.5	1,801,336	12.4
Construction	1,771,727	10.4	1,300,466	10.4	1,400,799	9.6
Government Administration, Defense Compulsory Social Security	584,361	3.4	424,563	3.4	440,046	3.0
Information and Communication	748,755	4.4	556,045	4.5	601,644	4.1
Transportation and Warehousing	719,633	4.2	514,467	4.1	699,282	4.8
Financial and Insurance Service	736,189	4.3	550,705	4.4	602,307	4.1
Education Service	556,318	3.3	402,723	3.2	409,990	2.8
Other*	1,922,790	11.3	1,418,238	11.4	1,550,883	10.7

Gross Value Added at Basic Prices	16,284,691	96.0	12,013,495	96.3	13,888,265	95.6
Taxes less Subsidies on Products	686,098	4.0	459,249	3.7	636,950	4.4

Total GDP	16,970,789	100.0	12,472,744	100.0	14,525,215	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	203,767	1.8	151,989	1.8	155,081	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,081,055	18.7	1,549,951	18.7	1,625,764	18.6

Total Manufacturing Industry	2,284,822	20.5	1,701,940	20.6	1,780,845	20.4
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,450,226	13.0	1,083,229	13.1	1,139,134	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,072,507	9.6	850,093	10.3	860,487	9.9
Forestry and Logging	63,236	0.6	47,401	0.6	46,863	0.5
Fishery	267,967	2.4	196,907	2.4	202,610	2.3

Total Agriculture, Forestry, and Fishery	1,403,710	12.6	1,094,401	13.2	1,109,960	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	260,546	2.3	195,375	2.4	185,390	2.1
Coal and Lignite Mining	261,710	2.4	196,223	2.4	207,767	2.4
Metal Ore	130,000	1.2	95,670	1.2	113,510	1.3
Other Mining and Quarrying	169,844	1.5	124,704	1.5	127,781	1.5

Total Mining and Quarrying	822,100	7.4	611,972	7.4	634,448	7.3
Construction	1,102,518	9.9	814,376	9.8	831,949	9.5
Government Administration, Defense Compulsory Social Security	364,233	3.3	265,861	3.2	273,129	3.1
Information and Communication	696,460	6.3	517,752	6.3	555,901	6.4
Transportation and Warehousing	406,188	3.7	294,395	3.6	356,127	4.1
Financial and Insurance Service	464,639	4.2	350,342	4.2	355,021	4.1
Education Service	350,655	3.2	255,054	3.1	256,473	2.9
Other*	1,323,802	11.9	978,305	11.8	1,045,115	12.0

Gross Value Added at Basic Prices	10,669,353	96.0	7,967,625	96.3	8,338,100	95.6
Taxes less Subsidies on Products	449,516	4.0	305,385	3.7	381,677	4.4

Total GDP	11,118,869	100.0	8,273,010	100.0	8,719,777	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the nine months ended September 30, 2022, the manufacturing industry grew by 4.6% compared to the same period in 2021. This was due to a growth of 4.9% in the non-coal, oil and gas manufacturing industries and a growth of 2.0% in the coal, oil and gas refining industry, each as compared to the same period in 2021. The 4.9% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.7% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.6% in transportation equipment industry as a result of increased car production.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the nine months ended September 30, 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.2% compared to the same period in 2021. This was driven by a growth of 5.5% in the trade of cars, motorbikes and repair subsector and a growth of 5.1% in the big trade and retail (not cars and motorcycles) subsector.

Agriculture, forestry and fishery

During the nine months ended September 30, 2022, the agriculture, forestry and fishery sector grew by 1.4% compared to the same period in 2021. This was mainly driven by a growth of 2.9% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 1.2% in agriculture, livestock, hunting, & agriculture services subsector due to the increase in palm oil production and tea commodity demand. The forestry and logging subsector declined by 1.1% as compared to the same period in 2021.

Mining and Quarrying

During the nine months ended September 30, 2022, the mining and quarrying sector grew by 3.7% compared to the same period in 2021. This was mainly driven by a growth of 18.6% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 5.9% and the other mining and quarrying subsector saw a growth of 2.5%. On the contrary, the oil, gas and geothermal mining subsector declined by 5.1% as compared to the same period in 2021.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the Indonesian Crude Price (“ICP”), for the periods indicated.

	As of December 31,	As of November 30,
	2021	2022

	(in U.S. dollars per barrel)
ICP	68.5	87.5

Sources:     Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

Construction

During the nine months ended September 30, 2022, the construction sector grew by 2.2% compared to the same period in 2021.

Transportation and Warehousing

During the nine months ended September 30, 2022, the transportation and warehousing sector grew by 21.0% compared to the same period in 2021. This was primarily due to a growth of 48.0% in warehousing and transportation support services, and post and courier, a growth of 78.8% in air freight and a growth of 8.5% in land transport.

Financial and Insurance Service

During the nine months ended September 30, 2022, the financial and insurance service sector grew by 1.3% compared to the same period in 2021. This was primarily due to growths in financial intermediary services and other financial services.

Information and Communication

During the nine months ended September 30, 2022, the information and communication sector grew by 7.4% compared to the same period in 2021.

Gross Domestic Product by Expenditure

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
GDP	16,970,789	100.0	12,472,744	100.0	14,525,215	100.0
Add: Imports of goods and services	3,201,023	18.9	2,277,213	18.3	3,040,769	20.9

Total supply of goods and services	20,171,812	118.9	14,749,957	118.3	17,565,984	120.9
Less: Exports of goods and services	3,659,040	21.6	2,593,174	20.8	3,599,749	24.8

Total domestic expenditure	16,512,772	97.3	12,156,783	97.5	13,966,235	96.2

Allocation of total domestic expenditure:
Household consumption expenditure	9,236,010	54.4	6,856,275	55.0	7,518,487	51.8
NPISHs consumption expenditure	207,767	1.2	154,493	1.2	169,427	1.2
Government consumption expenditure	1,551,707	9.1	1,020,164	8.2	978,709	6.7

Total consumption	10,995,483	64.8	8,030,933	64.4	8,666,623	59.7
Gross domestic fixed capital formation	5,227,854	30.8	3,832,933	30.7	4,170,982	28.7
Change in inventories (residual)(1)	289,435	1.7	292,917	2.3	1,128,630	7.8

Total domestic expenditure	16,512,772	97.3	12,156,783	97.5	13,966,235	96.2

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
GDP	11,118,869	100.0	8,273,010	100.0	8,719,777	100.0
Add: Imports of goods and services	2,101,352	18.9	1,514,406	18.3	1,772,902	20.3

Total supply of goods and services	13,220,220	118.9	9,787,415	118.3	10,492,679	120.3
Less: Exports of goods and services	2,592,682	23.3	1,888,447	22.8	2,258,033	25.9

Total domestic expenditure	10,627,538	95.6	7,898,969	95.5	8,234,646	94.4

Allocation of total domestic expenditure:
Household consumption expenditure	5,896,697	53.0	4,386,050	53.0	4,608,941	52.9
NPISHs consumption expenditure	132,317	1.2	98,570	1.2	104,147	1.2
Government consumption expenditure	909,173	8.2	603,880	7.3	575,663	6.6

Total consumption	6,938,187	62.4	5,088,500	61.5	5,288,751	60.7
Gross domestic fixed capital formation	3,549,219	31.9	2,615,123	31.6	2,721,158	31.2
Change in inventories (residual)(2)	140,132	1.3	195,346	2.4	224,737	2.6

Total domestic expenditure	10,627,538	95.6	7,898,969	95.5	8,234,646	94.4

Source:     BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index (“CPI”), as of the end of the periods indicated and the percentage changes against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of November 30,
	2021	2021	2022
CPI(1)	107.7	107.1	112.9
Annual percentage year-on-year	1.7%	1.8%	5.4%

Source:     BPS

(1)

Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)(2)

	As of December 31,	As of November 30,
	2021	2021	2022
Food, drinks, and tobacco	3.1	3.0	5.9
Clothing and Footwear	1.5	1.3	1.5
Housing, water, electricity, and household fuel	0.8	0.7	3.2
Household equipment, tools, and routine maintenance	2.7	2.5	5.0
Health	1.7	1.7	2.9
Transportation	1.6	1.4	15.5
Information, communication, and financial services	(0.1)	0.0	(0.4)
Recreation, sports, and culture	1.1	1.0	2.9
Education	1.6	1.6	2.8
Food and beverage providers/restaurant	2.7	2.7	4.6
Personal care and other services	1.7	1.2	5.5

Source:     BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

As of November 2022, annual inflation was 5.4%, which was lower than the 5.7% annual inflation in October 2022. This was due to lower inflation in some of the commodities sectors from October 2022 to November 2022. The three sectors which experienced the highest inflation as of November 2022 were transportation; food, drinks and tobacco; and personal care and other services, for which the annual inflation was 15.5%, 5.9% and 5.5%, respectively, and the month-to-month inflation compared to October 2022 was 0.0%, 0.0% and 0.4%, respectively.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the periods indicated.

	As of February		As of August
Sector	2022(1)		2022(1)
	(in millions)%		(in millions)%
Agriculture, forestry and fishing	40.6	30.0	38.7	28.6
Mining and quarrying	1.6	1.2	1.5	1.1
Manufacturing	18.7	13.8	19.2	14.2
Electricity, gas, steam and air conditioning supply	0.3	0.2	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.5	0.4
Construction	8.2	6.0	8.5	6.3
Wholesale and retail trade, repair of motor vehicles and motorcycles	25.8	19.0	26.2	19.4
Transportation and storage	5.7	4.2	5.8	4.3
Accommodation and food service activities	9.6	7.1	9.6	7.1
Information and communication	1.1	0.8	1.0	0.7
Financial and insurance activities	1.5	1.1	1.6	1.2
Real estate activities	0.5	0.3	0.5	0.3
Professional, scientific and technical activities, Administrative and support service activities	1.9	1.4	2.2	1.7
Public administration and defence, compulsory social security	4.6	3.4	4.9	3.6
Education	6.6	4.9	6.5	4.8
Human health and social work activities	2.4	1.8	2.2	1.7
Other service activities	5.9	4.3	6.0	4.5

Total	135.6	100.0	135.3	100

Source:     BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the periods indicated.

	As of February		As of August
	2022		2022
	(in millions)	%(1)	(in millions)	%(1)
Male	82.3	60.7	82.6	61.0
Female	53.3	39.3	52.7	39.0

Total	135.6	100.0	135.3	100.0

Source:     BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate each as a percentage of Indonesia’s labor force as of the periods indicated.(1)

	As of February		As of August
	2022		2022
	(in millions)%		(in millions)%
Employed	135.6	94.2	135.3	94.1
Unemployed(2)	8.4	5.8	8.4	5.9

Total	144.0	100.0	143.7	100

Source:     BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In the third quarter of 2022, Java contributed 56.3% of the country’s GDP, Sumatera contributed 22.0%, Kalimantan contributed 9.4%, Sulawesi contributed 7.1%, Bali and Nusa Tenggara contributed 2.7%, and Maluku and Papua contributed 2.4%.

Foreign Investment

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents for the periods indicated.

Foreign Investment in Indonesia

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,566	15,919	14,085
Debt instrument	796	312	952
Total direct investments	21,362	16,231	15,037
Portfolio investments:
Equity securities	3,131	2,321	5,146
Debt securities	3,719	9,079	(7,988)
Total portfolio investments	6,850	11,401	(2,842)
Financial derivatives	(1,143)	(440)	(811)
Other investments	(616)	2,306	(729)

Total foreign investment	26,453	29,498	10,655

Source:     Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
North America	1,541	1,032	1,197
USA	1,481	994	1,193
Canada	38	38	3
Other North America(2)	22	(1)	1
Central and South America	(70)	438	50
Argentina	0	0	0
Brazil	18	(1)	(20)
Mexico	1	2	1
Cayman Islands	(7)	(8)	93
Other Central and South America	(81)	445	(24)
Europe	1,001	366	1,162
European Union	963	342	1,069
Belgium	(40)	(86)	102
Denmark	96	25	10
Finland	(15)	(19)	(1)
France	1	(1)	42
Germany	38	33	200
Greece	9	4	(10)
Ireland	0	0	0
Italy	38	17	(10)
Luxembourg	(407)	(372)	(395)
Netherlands	(1)	(1)	16
Portugal	399	231	400
Spain	0	0	0
Sweden	20	20	2
United Kingdom	142	0	11
Other European Union	682	490	701
Russia	0	0	2
Turkey	0	0	1
Other Europe	4	6	2
Asia	18,664	15,334	12,720
Japan	1,960	1,739	1,198
People’s Republic of China	5,076	4,771	2,520
South Korea	771	891	1,365
India	227	220	375
Hong Kong SAR	3,118	2,391	1,511
Taiwan	109	92	824
Saudi Arabia	2	2	0
ASEAN	7,400	5,221	4,917
Brunei Darussalam	0	0	1
Cambodia	1	1	1
Lao PDR	0	0	0
Malaysia	(26)	(136)	384
Myanmar	0	0	(1)
Philippines	5	5	101
Singapore	5,339	3,348	4,370

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Thailand	2,077	2,001	57
Vietnam	3	2	4
Other Asia	3	7	10
Australia and Oceania	119	63	316
Australia	118	62	314
New Zealand	2	3	2
Other Australia and Oceania	(2)	(2)	0
Africa	(24)	(24)	(8)
South Africa	0	0	0
Other Africa	(23)	(24)	(8)
Others	(351)	(434)	(22)

Total	20,881	16,776	15,414

Source:     Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre and Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents for the periods indicated.

Foreign Direct Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Equity capital(1)	20,566	15,919	14,085
Debt instruments:
Inflow	42,766	31,163	33,960
Outflow	(41,971)	(30,850)	(33,008)
Total debt instruments	796	312	952

Total direct investments	21,362	16,231	15,037

Memorandum(2)
Direct investment in Indonesia	20,881	16,776	15,414

Source:     Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign direct investment maintained a surplus totaling U.S.$15.0 billion in the first nine months of 2022, primarily in the form of equity capital, representing a decrease of 7.4% from a U.S.$16.2 billion surplus in the same period of 2021. The decrease was primarily due to decreases of investment in mining and quarrying and construction, partially offset by an increase of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from People’s Republic of China, Hong Kong SAR and Thailand.

The manufacturing, transportation, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in the first nine months of 2022. With respect to country of origin, investors from Asian emerging markets (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Equity securities:
Inflows	59,114	41,782	62,430
(Outflows)	(55,983)	(39,461)	(57,284)
Net equity securities	3,131	2,321	5,146
Debt securities (net)	3,719	9,079	(7,988)

Total portfolio investments	6,850	11,401	(2,842)

Source:     Bank Indonesia

P	Preliminary.

In the first nine months of 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$2.8 billion, compared to a net inflow of U.S.$11.4 billion in the same period last year. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities (“SBN”) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN, amidst increasing foreign capital inflows in the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid for the periods indicated.

Other Foreign Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,409	841	3,153
Debt repayments	(4,489)	(2,681)	(1,828)

Total bank sector	(3,080)	(1,841)	1,326
Corporate sector:
Disbursements	15,131	11,095	14,315
Debt repayments	(20,177)	(15,260)	(17,049)

Total corporate sector	(5,046)	(4,166)	(2,734)
Other (net)(1)	7,510	8,313	679

Total other investments	(616)	2,306	(729)

Source:     Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first nine months of 2022, other foreign investments recorded a deficit of U.S.$0.7 billion, reversing a surplus of U.S.$2.3 billion in the same period of 2021. The deficit mainly stemmed from net repayments of corporate sectors loan.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021	2021	2022

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	951	760	1,360
Forestry	41	32	72
Fishery	17	13	20
Mining	3,817	2,344	3,482

Total Primary Sector	4,826	3,149	4,933

Secondary sector:
Food Industry	2,337	2,018	1,937
Textile Industry	312	244	521
Leather Goods & Footwear Industry	486	285	501
Wood Industry	68	47	206
Paper and Printing Industry	953	593	1,309
Chemical and Pharmaceutical Industry	1,657	1,301	2,709
Rubber and Plastic Industry	262	224	259
Non Metallic Mineral Industry	327	254	298
Metal, Industry not Machinery & Electronic Industry	6,974	4,954	8,465
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	679	553	528
Motor Vehicles & Other Transport Equipment Industry	1,502	1,230	1,095
Other Industry	246	200	310

Total Secondary Sector	15,804	11,905	18,139

Tertiary sector:
Electricity, Gas & Water Supply	2,939	1,943	3,045
Construction	93	71	123
Trade & Repair	464	349	650
Hotel & Restaurant	432	295	363
Transportation, Storage & Communication	3,159	2,377	2,613
Housing, Ind. Estate & Office Building	2,186	1,785	2,279
Other Services	1,190	847	1,254

Total Tertiary Sector	10,463	7,667	10,326

Total	31,093	22,722	33,398

Source:     BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021	2021	2022

	(in billions of Rupiah)
Primary Sector
Food Crops, Plantation & Livestock	29,375	23,581	29,697
Forestry	6,863	2,470	4,805
Fishery	1,012	760	905
Mining	25,517	19,049	46,571

Total Primary Sector	62,767	45,861	81,978

Secondary sector:
Food Industry	26,518	20,428	37,964
Textile Industry	1,972	1,536	4,009
Leather Goods & Footwear Industry	700	461	279
Wood Industry	1,144	726	2,767
Paper and Printing Industry	7,833	5,689	7,731
Chemical and Pharmaceutical Industry	23,364	12,240	21,162
Rubber and Plastic Industry	7,803	3,850	5,009
Non Metallic Mineral Industry	6,522	5,440	4,903
Metal, Industry not Machinery & Electronic Industry	15,656	10,400	10,368
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	535	280	2,924
Motor Vehicles & Other Transport Equipment Industry	1,459	1,183	1,713
Other Industry	1,192	743	6,036

Total Secondary Sector	94,699	62,974	104,865

Tertiary sector:
Electricity, Gas & Water Supply	38,728	31,012	24,945
Construction	39,569	29,827	21,490
Trade & Repair	22,432	16,381	26,078
Hotel & Restaurant	17,819	12,755	16,109
Transportation, Storage & Communication	61,242	45,326	60,078
Housing, Ind. Estate & Office Building	85,498	62,773	47,790
Other Services	24,310	20,816	29,818

Total Tertiary Sector	289,598	218,891	226,309

Total	447,064	327,726	413,152

Source:     BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	13,201	9,539	13,059
Non-oil and gas exports (f.o.b.)	219,635	155,810	206,720

Total exports (f.o.b.)	232,835	165,349	219,779
Total imports (c.i.f.)	(198,800)	(140,879)	(183,133)

Balance of trade	34,035	24,470	36,646

Source:     Bank Indonesia

P	Preliminary.

In the first nine months of 2022, Indonesia recorded a trade surplus of U.S.$36.6 billion, which increased by 49.8% from the U.S.$24.5 billion surplus in the same period of 2021. The higher trade surplus was caused by a 32.9% year-on-year increase in exports, which was higher than the 30.0% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and demand from trading partner. Consistent with stronger exports, imports also experienced an uptick compared to the same period last year as the domestic economy continues to recover.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export- import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Eleven Months Ended November 30,
	2021	2021R	2022P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	219,362.1	198,072.4	253,609.6
Oil and gas exports	12,247.4	11,179.4	14,568.3

Total exports	231,609.5	209,251.8	268,177.9

Imports:
Non-oil and gas imports	170,660.9	152,686.6	180,368.6
Oil and gas imports	25,529.1	22,151.4	37,215.4

Total imports	196,190.0	174,838.0	217,584.0

Source:     BPS.

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
General merchandise	231,316,430	164,048,097	218,976,772
Agricultural
Coffee bean	848,285	558,887	804,668
Tea	62,171	45,795	47,084
Spices	678,397	508,134	453,700
Tobacco	73,901	45,498	85,460
Cocoa bean	56,244	41,554	41,661
Shrimp and prawn	1,644,429	1,185,629	1,203,608
Other agricultural products	3,303,394	2,310,921	2,681,313

Total Agricultural products	6,666,820	4,696,418	5,317,494

Manufacture products
Textile and Textile products	13,182,868	9,462,237	10,910,593
Processed wood products	4,636,060	3,196,709	3,444,682
Palm oils	26,516,433	19,572,242	20,405,711
Chemicals	6,546,591	4,904,975	5,614,342
Base metal products	30,443,013	20,787,413	31,505,018
Electrical apparatus, measuring instruments and others	11,730,664	8,551,379	10,790,644
Cement	402,352	320,782	293,281
Paper and paper products	4,284,955	3,246,666	3,577,908
Processed rubber	6,832,214	5,169,169	4,921,279
Oil products(1)	1,899,971	1,360,130	3,494,891
Liquefied Petroleum Gas(1)	4,185	1,610	24,707
Other manufacture products	68,334,868	49,321,544	60,689,057

Total Manufacture products	174,814,175	125,894,855	155,672,113

Mining products
Copper ore	5,386,321	3,801,968	7,092,805
Nickel ore	0	0	1
Coal	31,505,219	20,342,310	39,572,363
Bauxite	628,176	360,910	502,682
Crude oil(1)	2,956,045	2,597,897	1,274,736
Natural Gas(1)	7,178,270	4,780,575	6,891,399
o/w LNG	4,294,339	2,767,557	4,405,321
Other mining products	485,173	322,029	453,541

Total Mining products	48,139,205	32,205,689	55,787,527

Other merchandise(2)	1,696,229	1,251,134	2,199,638
Other goods(3)	1,518,852	1,300,907	802,467

Total Exports	232,835,282	165,349,004	219,779,239

Memorandum(4)
Non-oil & gas exports	219,634,699	155,809,986	206,719,766
Oil & gas exports	13,200,583	9,539,018	13,059,474

Source:     Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
America
North America
United States of America	25,765,002	18,242,941	22,092,818
Canada	1,064,214	756,975	995,479
Other North America	1,620	1,142	1,350
Total North America	26,830,836	19,001,058	23,089,647
Central and South America
Argentina	281,227	182,626	267,648
Brazil	1,504,539	1,148,999	1,185,932
Mexico	1,298,970	884,403	1,268,550
Other Central and South America	1,910,190	1,304,684	1,735,907

Total Central and South America	4,994,925	3,520,712	4,458,037

Total America	31,825,761	22,521,770	27,547,684

Europe
European Union
Netherlands	4,624,534	3,325,335	4,296,759
Belgium	1,635,031	1,157,485	1,651,042
United Kingdom	1,474,290	1,090,897	1,218,565
Italy	2,804,545	1,988,123	2,422,270
Germany	2,912,856	2,101,193	2,441,731
France	996,178	713,999	800,634
Spain	2,347,650	1,734,640	1,655,649
Other European Union	2,657,501	1,907,345	2,721,575

Total European Union	19,452,584	14,019,017	17,208,226

Russia	1,492,891	1,093,300	1,042,952
Turkey	1,599,382	1,195,344	1,563,849
Other Europe	2,162,096	1,666,505	1,869,078

Total Europe	24,706,953	17,974,166	21,684,106

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)

Asia and Middle East
ASEAN
Brunei Darussalam	211,268	147,749	173,797
Philippines	8,590,823	6,104,029	9,574,130
Cambodia	530,909	379,210	525,363
PDR Laos	7,578	5,514	24,434
Malaysia	11,954,531	8,680,220	11,979,486
Myanmar	1,117,043	807,010	672,980
Singapore	12,167,500	8,781,549	11,490,321
Thailand	7,110,300	5,279,803	6,344,792
Vietnam	6,842,952	5,028,877	6,161,784

Total ASEAN	48,532,903	35,213,960	46,947,087

Hong Kong SAR	2,001,026	1,401,330	2,178,060
India	13,308,709	9,746,880	17,931,563
Iraq	218,389	151,250	283,885
Japan	17,595,122	12,554,159	18,087,689
South Korea	9,161,223	6,655,040	9,403,781
Pakistan	3,823,688	2,783,923	3,116,842
People’s Republic of China	53,278,076	36,087,710	46,887,440
Saudi Arabia	1,580,531	1,081,105	1,482,927
Taiwan	6,726,353	4,725,879	6,472,433
Other Asia and Middle East	8,676,922	6,062,632	7,845,972

Total Asia and Middle East	164,902,943	116,463,869	160,637,681

Australia and Oceania
Australia	3,236,357	2,479,614	2,623,651
New Zealand	717,463	516,998	559,475
Other Australia and Oceania	403,551	279,637	357,329

Total Australia and Oceania	4,357,371	3,276,249	3,540,455

Africa
South Africa	965,270	707,967	867,409
Other Africa	4,388,304	3,159,292	3,306,868

Total Africa	5,353,573	3,867,259	4,174,276

Unclassified exports(1)	1,688,680	1,245,690	2,195,037

Total (f.o.b.)	232,835,282	165,349,004	219,779,239

Source:     Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
General Merchandise	196,118,688	139,109,394	180,471,881
Consumption Goods
Food and beverages, primary, mainly for household	2,754,783	1,883,438	2,000,717
Food and beverages, processed, mainly for household	3,860,341	2,865,480	3,697,757
Passenger motor cars	375,210	293,205	438,989
Transport equipment, nonindustrial	229,968	158,963	214,365
Durable consumer goods	2,227,130	1,663,545	1,777,570
Semi-durable consumer goods	3,547,131	2,592,405	3,007,278
Non-durable consumer goods	5,931,056	4,109,464	2,621,872
Fuels and lubricants, processed, oil products(2)	7,567,201	4,755,780	11,239,282
Goods not elsewhere specified	308,987	233,311	232,975

Total Consumption Goods	26,801,807	18,555,590	25,230,805

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,791,471	5,117,477	5,381,789
Food and beverages, processed, mainly for industry	4,408,737	3,540,310	4,561,901
Industrial supplies, primary	7,409,535	5,360,192	6,110,995
Industrial supplies, processed	69,801,404	49,452,990	59,899,930
Parts and accessories for capital goods	20,765,500	15,231,689	18,054,008
Parts and accessories for transport equipment	8,039,984	5,765,812	7,156,434
Fuels and lubricants, primary	10,014,214	6,791,272	13,231,799
o/w Crude oil(2)	7,886,555	5,539,344	10,395,832
Fuels and lubricants, processed	12,669,639	8,566,570	13,193,162
o/w Oil products(2)	7,367,209	4,939,234	8,193,905
o/w Liquefied Petroleum Gas(2)	4,713,059	3,144,616	4,356,879

Total Raw materials and auxiliary goods	139,900,484	99,826,312	127,590,018

Capital Goods
Capital goods (except transport equipment)	25,371,226	17,942,565	23,313,720
Passenger motor cars	375,210	293,205	438,989
Other transport equipment, industrial	3,085,572	2,021,866	3,366,412

Total Capital Goods	28,832,008	20,257,637	27,119,121

Other merchandise(3)	584,389	469,856	531,937
Other goods(4)	2,681,663	1,769,315	2,661,358

Total	198,800,351	140,878,709	183,133,240

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Nine months ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
America
North America
United States of America	11,607,176	8,281,471	8,838,278
Canada	2,039,320	1,570,481	2,209,795
Other North America	0	0	0

Total North America	13,646,496	9,851,952	11,048,073
Central and South America
Argentina	2,028,162	1,509,995	1,998,338
Brazil	2,357,034	1,850,383	2,593,770
Mexico	251,035	168,757	246,141
Other Central and South America	600,554	357,011	462,924
Total Central and South America	5,236,784	3,886,147	5,301,173

Total America	18,883,280	13,738,099	16,349,246
Europe
European Union
Netherlands	877,900	614,638	656,617
Belgium	763,083	459,466	455,073
United Kingdom	1,116,936	810,536	760,081
Italy	1,674,996	1,308,983	1,058,315
Germany	3,057,219	2,184,184	2,619,429
France	1,316,552	966,826	1,035,789
Spain	676,814	381,771	445,383
Other European Union	2,413,677	1,700,191	2,137,859

Total European Union	11,897,176	8,426,596	9,168,546
Russia	1,033,735	692,903	1,261,603
Turkey	353,531	257,235	323,813
Other Europe	2,732,492	1,707,588	1,708,347

Total Europe	16,016,934	11,084,322	12,462,309

	Year Ended December 31,	Nine months ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	156,977	123,769	489,686
Philippines	1,169,335	842,657	1,038,842
Cambodia	50,094	38,166	42,326
PDR Laos	38,976	22,069	140,880
Malaysia	9,634,006	6,462,586	9,878,674
Myanmar	164,217	136,806	95,806
Singapore	18,470,973	13,154,515	17,753,727
Thailand	8,920,455	6,420,942	8,373,001
Vietnam	3,972,949	2,880,277	3,445,526

Total ASEAN	42,577,980	30,081,787	41,258,468
Hong Kong SAR	5,557,561	4,125,946	3,616,610
India	7,057,958	5,129,131	7,336,795
Iraq	110	103	624
Japan	15,533,193	10,966,474	12,929,887
South Korea	9,773,262	7,013,187	9,210,074
Pakistan	192,770	156,595	134,543
People’s Republic of China	53,649,120	37,538,418	48,674,845
Saudi Arabia	4,359,067	2,730,075	4,647,209
Taiwan	4,293,046	3,092,931	3,363,923
Other Asia and Middle East	5,166,872	3,758,142	5,722,709

Total Asia and Middle East	148,160,938	104,592,788	136,895,686
Australia
Australia	9,404,535	6,590,310	7,214,866
New Zealand	954,512	726,741	1,066,049
Other Australia and Oceania	39,107	25,767	59,496

Total Australia and Oceania	10,398,154	7,342,817	8,340,411
Africa
South Africa	634,585	421,584	1,611,962
Other Africa	4,122,070	3,229,244	6,941,689

Total Africa	4,756,656	3,650,828	8,553,650
Unclassified imports(2)	584,389	469,856	531,937

Total	198,800,351	140,878,709	183,133,240

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31	Nine months ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Current account	3,465	1,954	8,969
Goods(2)	43,806	31,373	45,613
Total exports (f.o.b.)	232,835	165,349	219,779
Non-oil and gas exports	219,635	155,810	206,720
Oil and gas exports	13,201	9,539	13,059
Total imports (f.o.b.)	(189,029)	(133,976)	(174,166)
Non-oil and gas imports	(162,864)	(116,516)	(141,637)
Oil and gas imports	(26,166)	(17,460)	(32,529)
Services	(14,644)	(10,682)	(14,592)
Primary income	(31,961)	(23,051)	(26,478)
Secondary income	6,264	4,314	4,426
Capital account	80	17	6
Financial account	12,423	14,769	(9,223)
(i) Public sector	4,317	8,832	(7,728)
Portfolio investment	(616)	4,303	(7,692)
Assets	—	—	—
Liabilities	(616)	4,303	(7,692)
Other investment	4,933	4,529	(36)
Assets	—	—	—
Liabilities	4,933	4,529	(36)
Loans	(1,377)	(1,781)	(36)
Drawings	4,355	2,543	3,902
Repayments	(5,732)	(4,324)	(3,939)
Other liabilities	6,310	6,310	—
(ii) Private sector	8,106	5,937	(1,495)
Direct investment	17,423	13,373	10,373
Assets	(3,939)	(2,858)	(4,664)
Liabilities	21,362	16,231	15,037
Portfolio investment	5,688	5,792	1,045
Assets	(1,778)	(1,305)	(3,804)
Liabilities	7,466	7,098	4,849
Financial derivatives	333	306	59
Other investment	(15,338)	(13,534)	(12,972)
Assets	(9,789)	(11,312)	(12,280)
Liabilities	(5,549)	(2,223)	(693)
Errors and omissions	(2,507)	(2,435)	(482)
Overall balance	13,461	14,305	(731)
Reserves and related items	(13,461)	(14,305)	731
Memorandum(3)
Reserve asset position	144,905	146,870	130,782

Source:     Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

The current account recorded a U.S.$9.0 billion surplus in the first nine months of 2022, higher than U.S.$2.0 billion surplus recorded in the same period of 2021. The improvement was primarily supported by a goods trade surplus due to stronger exports in line with persistently high international commodity prices and solid demand from trading partners, amidst increment of imports as domestic demand rose. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to higher income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$9.2 billion deficit in the first nine months of 2022, reversing from U.S.$14.8 billion surplus in the same period of 2021, amidst elevated global financial market uncertainty. Direct investment persistently booked surplus in the first nine months of 2022, reflecting investor optimism in the promising domestic economic outlook and a conducive domestic investment climate, which supported capital and financial account performance. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investment also recorded a deficit due to private asset placements in several financial instruments abroad and net payments of external debt.

Indonesia’s balance of payments in the first nine months of 2022 recorded a low deficit of U.S.$0.7 billion, accompanied by official reserve assets of U.S.$130.8 billion as end of September, 2022.

Financial System

The Banking System

As of October 31, 2022, total banking assets were Rp11,009.9 trillion, consisting of commercial bank assets of Rp10,814.1 trillion and rural bank assets (including assets of sharia rural banks) of Rp195.9 trillion.

Islamic Financial System

As of October 31, 2022, of the 87 underwriters licensed by OJK, only 30 were involved in issuances of Sukuk, and from 96 investment managers, there are 61 investment managers having Sharia Investment Management Unit and one sharia investment manager.

As of October 31, 2022, assets of Sharia banks were Rp725.1 trillion, or 6.6% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of October 31,
	2021P	2022P
Base Money (M0)	1,133,928	1,603,177
Currency in Circulation(1)	854,283	905,857
Commercial Banks Demand Deposits at Bank Indonesia	278,278	695,530
Private sector Demand Deposits	1,367	1,791
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,133,928	1,603,177
Net Foreign Assets	1,935,069	1,904,448
Claims on Non-Residents	2,144,157	2,109,030
Liabilities to Non-Resident	(209,089)	(204,581)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims		—
Net claims on central Government	(185,414)	(430,910)
Claims on central Government	115,366	106,004
Liabilities to central Government	300,780	536,913
Claims on Other Sectors	9,815	9,884
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,815	9,884
Open Market Operations(3)	(79,208)	510,016
Other Liabilities to Commercial & Rural Banks	(83,904)	(94,415)
Deposits included in Broad Money (M2)		—
Deposits excluded from Broad Money (M2)		—
Shares and Other Equity	(410,861)	(292,762)
Net Other Items	(51,625)	(3,140)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of September 30, 2022

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:**
Commercial banks	107		10,814.1		75.5
Rural credit banks(1)	1,612		195.9		1.4

Total banking	1,719		11,009.9		76.9

Insurance:
Life insurance	61		632.0		4.4
General insurance & Reinsurance	85		239.5		1.7
Social insurance(2)	5		876.3		6.1

Total insurance	151		1,747.8		12.2

Pension funds:
Financial institution pension funds	26		118.2		0.8
Employer pension funds	176		219.3		1.5

Total pension funds	202		337.5		2.4

Finance companies(3)	154		466.3		3.3
Venture capital companies	56		24.2		0.2
Securities companies**	121	(4)	79.2	(5)	0.6
Mutual funds (collective investment schemes, not institutions)**	2,181		518.7		3.6
Credit guarantee companies	22		40.5		0.3
Pawn shops	136		71.2		0.5
Fintech peer to peer Lending(6)	102		5.1		0.0
Micro Financial Institution(7)	238		1.4		0.0
Insurance and Reinsurance Brokers	196		17.4		0.1

Total	3,206		14,319.1		100.0

Sources:    OJK

*	Unaudited.
**	As of October 31, 2022.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 29 securities companies that are not members of a securities exchange but acting as broker-dealers.
(5)	Assets of securities companies as members of a securities exchange for the position of June 30, 2022.
(6)	Fintech peer to peer Lending includes sharia.
(7)	Micro Financial Institution includes sharia MFI. Assets based on data as of August 31, 2022, number of institutions based on data as of September 30, 2022.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheet of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of October 31,
	2021	2022P
	(in trillions of Rupiah)
Assets
Loans	5,820.6	6,400.6
Interbank Assets	223.1	231.0
Placements at Bank Indonesia	1,146.4	1,190.9
Securities (including Government Bonds)	1,831.0	1,845.8
Equity Participation	96.5	104.9
Other Claims	623.6	636.4
Others	371.1	404.6

Total Assets	10,112.3	10,814.1
Liabilities
Third Party Funds	7,479.5	7,927.0
Liabilities owed to Bank Indonesia	1.7	1.0
Interbank Liabilities	160.6	165.8
Securities	117.7	111.4
Borrowing	227.6	285.6
Other Liabilities	125.8	166.0
Guarantee Deposits	4.6	4.2
Others	523.7	601.8
Capital:
Paid in Capital	261.7	274.0
Reserves	81.2	88.5
Current Earnings/Loss	140.2	170.0
Retained Earnings/Loss	648.3	688.4
Estimates of Additional Paid in Capital	274.0	251.8
Others	65.9	78.5

Total Liabilities	10,112.3	10,814.1

Source: OJK.
P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of October 31,
	2021	2022P

	(percentages)
CAR	25.7	25.1

Source:     OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of October 31,
	2021	2022P

	(percentages)
Gross NPL ratio	3.0	2.7

Source:     OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the eleven months ended November 30, 2022.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	9,559.9
Listed shares (in billions of shares)	9,478.2
Average daily transaction value (in billions of Rupiah)(1)	14,858.0
Average daily transaction volume (in millions of shares)(1)	23,883.0

Source:     IDX

(1)	For the eleven months ended November 30, 2022.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia- compliant listings by market capitalization and average liquidity in the regular market. As of November 30, 2022, the market capitalization of the JII was Rp2,252.5 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 502 Sharia stocks which are listed on the IDX as of November 30, 2022. As of November 30, 2022, the market capitalization of the ISSI was Rp4,529.9 trillion.

Monetary Policy

In December 2022, Bank Indonesia raised the BI7DRR by 25 bps to 5.50%, while also raising the deposit facility and lending facility rates by 25 bps to 4.75% and 6.25%, respectively. Bank Indonesia continues to strengthen the Rupiah exchange rate stabilization policy to control imported inflation and mitigate the spillover effects arising from the strong US dollar and high global financial market uncertainty.

The policy mix that Bank Indonesia has implemented to maintain stability and economic recovery momentum includes the following actions:

1.	Strengthening monetary operations by increasing the interest rate structure in the money market in accordance with the higher BI7DRR mentioned above;

2.

Strengthening Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in secondary market;

3.

Continuing to buy/sell SBN in the secondary market to strengthen transmission of the higher BI7DRR by increasing the attractiveness of SBN yields for foreign portfolio investment inflows to strengthen Rupiah exchange rate stabilization measures;

4.

Issuing new foreign exchange monetary operation instruments to boost domestic placement of export proceeds, especially from natural resources, by banks and exporters to strengthen stabilization, including Rupiah exchange rate stability and national economic recovery. The foreign exchange monetary operation instruments are applied with competitive yields based on a transparent market mechanism and incentives given to banks;

5.

Strengthening accommodative, inclusive, and sustainable macroprudential policy to boost the growth of credit/financing by banks, primarily non-recovering priority sectors, People’s Business Credit, and green credit/financing, to support economic recovery through amendment of the reserve requirement incentive to be applied from April 1, 2023;

6.	Continuing prime lending rate transparency policy with a focus on bank’s interest rate responses to the policy rate;

7.	Strengthening payment system policy to increase efficiency in order to maintain economic recovery momentum;

8.	Taking strategic steps to ensure orderly national payment system to anticipate Christmas and New Year; and

9.

Strengthening international cooperation with other central banks and partner country authorities, and facilitation of investment and trade promotion implementation in priority sector in cooperation with the relevant institutions.

Money Supply

The following table sets forth the money supply as of the periods indicated.

		Money
End of period	Base Money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1(1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
June 2021	1,069,791	739,006	1,176,423	1,949,691	3,865,120	3,248,484	16,457	7,130,061
December 2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
October 2022	1,603,177	808,649	1,730,418	2,145,317	4,684,384	3,512,633	26,038	8,223,055

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.
(1)	Since September 2021, rupiah saving deposits that can be withdrawn at any time is reclassified from quasi- money to narrow money, due to their highly liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)

	(in billions of Rupiah)
June 2021	1,809,372	797,333	5,186,540	829,915
December 2021	1,809,680	1,127,267	5,444,160	1,007,279
October 2022P	1,763,959	862,976	5,870,010	1,097,423

Source: Bank	Indonesia
P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of October 31, 2022, broad money grew by 9.8% (year-on-year) compared to 10.5% (year-on-year) as of the same date in the previous year, due to much slower growth of quasi money, despite a faster growth of narrow money. Narrow money growth slightly increased to 14.9% (year-on-year) as of October 31, 2022 compared to 14.6% (year-on-year) as of the same date in the previous year, due to faster growth of Rupiah demand deposits. Quasi-money growth decreased to 3.5% (year-on-year) compared to 6.0% (year-on-year) at the same date in the previous year, due to slower growth in Rupiah time deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,				Eleven Months ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P
Revenues and grants:
Domestic revenues
Tax revenues	1,547.8	1,510.0	1,784.0	2,021.2	1,314.8	1,849.1
Non-tax revenue	458.5	335.6	481.6	441.4	382.6	527.3
Total domestic revenues	2,006.3	1,845.6	2,265.6	2,462.6	1,697.4	2,376.3
Grants	5.0	0.6	0.6	0.4	2.1	1.2

Total revenues and grants	2,011.3	1,846.1	2,266.2	2,463.0	1,699.4	2,377.5

Expenditures:
Central government expenditures	2,000.7	1,944.5	2,301.6	2,246.5	1,599.3	1,882.6
Transfer to regions and rural fund	785.7	769.6	804.8	814.7	711.0	731.7

Total expenditures	2,786.4	2,714.2	3,106.4	3,061.2	2,310.4	2,614.4

Primary balance(1)	(431.6)	(462.2)	(434.4)	(156.8)	(281.7)	126.0
Surplus/(deficit)	(775.1)	(868.0)	(840.2)	(598.2)	(610.9)	(236.9)

Financing:(2)
Debt Financing	870.5	973.6	943.7	696.3	660.7	510.2
Investment Financing	(142.5)	(182.3)	(230.2)	(176.0)	(113.2)	(72.8)
On-Lending	1.9	0.6	0.6	5.3	2.9	2.9
Government Guarantee	(2.7)	(1.1)	(1.1)	(0.3)	(2.7)	(1.1)
Other Financing	144.4	77.3	127.3	72.8	56.8	0.6

Total Financing	871.7	868.0	840.2	598.2	604.5	439.9

Source:	Ministry of Finance.
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2021, total financing of Rp871.7 trillion exceeded the 2021 deficit of Rp775.1 trillion and the Government added the difference of Rp96.7 trillion to its reserves.

2023 Budget

On October 27, 2022, the Government promulgated Law No. 28 of 2022 on State Budget for 2023, effective as of January 1, 2023. The theme of fiscal policy in 2023 is “Increasing Productivity for Inclusive and Sustainable Economic Transformation.” Based on this theme, the policy strategy to be implemented by the Government is focused on (1) strengthening the quality of human resources through policies in the fields of health, education, and social protection; (2) accelerating infrastructure development; (3) strengthening bureaucratic reforms; (4) industrial revitalization; and (5) green economic development. The state budget must continue to be a reliable tool in dealing with the various fluctuations encountered to protect the populace and maintain the pace of recovery.

The key macroeconomic assumptions for 2023 underlying the 2023 Budget contained in the bill are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.6%;

•	an exchange rate of Rp14,800 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.90%;

•	an ICP of U.S.$90 per barrel;

•	an oil production by the Republic of 660 thousand barrels of oil per day; and

•	gas production by the Republic of 1.100 million barrels of oil equivalent of gas per day.

Total revenue in the 2023 Budget is expected to be Rp2,463.0 trillion, or an increase of 8.7% from the 2022 Revised Budget of Rp2,266.2 trillion. Total revenue comprises Rp2,021.2 trillion in tax revenues and Rp441.4 trillion in non-tax revenues, taking into account various factors such as economic capacity, the investment climate, and business competitiveness in measuring the tax base. The role of the non-tax revenues as a regulatory instrument will be to encourage economic activity, support business activity, and improve the quality of social services.

Total expenditures under the 2023 Budget are estimated at Rp3,061.2 trillion, or a 1.5% decrease from the 2022 Revised Budget of Rp3,106.4 trillion, comprising Rp2,246.5 trillion in central Government expenditures and Rp814.7 trillion in transfer to regional and rural funds. Allocations in the 2023 Budget include (i) Rp178.7 trillion for health budget; (ii) Rp476.0 trillion for social protection budget; (iii) Rp612.2 trillion for education; and (iv) Rp391.7 trillion for infrastructure development.

In 2023, the Government is committed to taking steps toward fiscal consolidation by returning the budget deficit to below 3% of GDP. Fiscal consolidation is necessary to ensure medium- and long-term fiscal sustainability. The primary deficit in the 2023 Budget is projected to be Rp598.2 trillion, or 2.84% of projected 2023 GDP, expected to fall below 3% of GDP, supported by fiscal reforms and stronger economic recovery. The smaller deficit gives the budget and the economy protection in light of the rise in interest rates and the depreciation of the exchange rate, which have created instability in the financial sector. The budget deficit has decreased gradually from 6.14% in 2020 to 4.57% in 2021 and is expected to further decrease to 3.92% in 2022. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021P	2022P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	52.8	47.3	64.7	61.4	46.0	72.7
Non-oil and gas	643.8	633.6	749.0	873.6	554.7	852.1

Total income tax	696.7	680.9	813.7	935.1	600.6	924.8
Value added tax (VAT)	551.9	554.4	639.0	743.0	453.7	615.9
Land and building tax	18.9	18.4	20.9	31.3	17.9	21.3
Excises	195.5	203.9	220.0	245.4	167.5	195.7
Other taxes	11.1	11.4	11.4	8.7	10.3	6.8

Total domestic taxes	1,474.1	1,468.9	1,705.0	1,963.5	1,250.1	1,764.6

International trade taxes:
Import duties	39.1	35.2	42.3	47.5	34.4	45.8
Export tax	34.6	5.9	36.7	10.2	30.4	38.7

Total international trade taxes	73.7	41.1	79.0	57.7	64.7	84.5

Total tax revenues	1,547.8	1,510.0	1,784.0	2,021.2	1,314.8	1,849.1

Non-tax revenues:
Natural resources:
Oil	65.0	64.6	106.5	96.1	62.5	108.7
Gas	31.6	21.3	32.6	35.0	17.5	27.4

Total oil and gas	96.6	85.9	139.1	131.2	80.0	136.1
General mining	44.8	28.0	78.9	54.0	39.5	94.9
Forestry	5.4	4.9	5.2	5.2	4.6	4.9
Fishery	0.7	1.6	1.7	3.5	0.6	1.0
Geothermal	1.9	1.6	1.6	2.1	1.4	1.6

Total non-oil and gas	52.9	36.0	87.4	64.8	46.0	102.4

Total natural resources	149.5	122.0	226.5	196.0	126.0	238.5

Profit transfer from SOEs	30.5	37.0	37.1	49.1	30.5	40.6
Other non-tax revenues	152.5	97.8	112.2	113.3	123.1	173.2
Public Service Agency (BLU) Income	126.0	78.8	105.8	83.0	103.0	75.0

Total non-tax revenues	458.5	335.6	481.6	441.4	382.6	527.3

Total domestic revenues	2,006.3	1,845.6	2,265.6	2,462.6	1,697.4	2,376.3

Grants	5.0	0.6	0.6	0.4	2.1	1.2

Total revenues and grants	2,011.3	1,846.1	2,266.2	2,463.0	1,699.4	2,377.5

Source: Ministry	of Finance.
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

The Government revenues realization had improved by a positive 39.9%, from Rp1,699.4 trillion in the eleven months ended November 30, 2021, to Rp2,377.5 trillion in the eleven months ended November 30, 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 40.6% from Rp1,314.8 trillion to Rp1,849.1 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of the Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 37.8% from Rp382.6 trillion to Rp527.3 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	387.8	426.5	426.5	442.5	361.5	372.6
Good and services expenditures	530.1	339.7	339.7	376.9	409.2	342.7
Capital expenditures	239.6	199.2	199.2	209.2	160.4	153.1
Interest payments:
Domestic debt	332.9	393.7	393.7	426.8	319.4	351.9
Foreign debt	10.6	12.2	12.2	14.6	9.8	10.9
Total interest payments	343.5	405.9	405.9	441.4	329.2	362.8
Subsidies:
Energy subsidies	140.4	134.0	208.9	212.0	102.5	148.2
Non-energy subsidies	101.7	72.9	74.7	86.5	61.9	57.7
Total subsidies	242.1	207.0	283.7	298.5	164.4	205.9
Grant expenditures	4.3	4.8	4.8	0.0	2.2	3.8
Social assistance(1)	173.7	147.4	147.4	148.6	144.8	153.2
Other expenditures	79.7	214.0	494.4	329.3	27.7	288.5

Total central Government expenditures	2,000.7	1,944.5	2,301.6	2,246.5	1,599.3	1,882.6

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	117.2	105.3	140.4	136.3	81.6	117.7
General allocation funds	377.8	378.0	378.0	396.0	368.8	369.0
Total general transfer funds	494.9	483.3	518.4	532.3	450.5	486.8
Specific allocation funds:
Physical special allocation fund	57.1	60.9	60.9	53.4	41.6	42.5
Non-physical special allocation fund	127.6	128.7	128.7	130.3	123.1	111.9
Grants to Regions(2)	—	—	—	2.1	—	—
Total specific allocation funds	184.6	189.6	189.6	185.8	164.7	154.4
Total balanced funds	679.6	672.9	708.0	718.1	615.2	641.2
Regional incentive fund	13.5	7.0	7.0	—	13.5	5.5
Specific autonomy funds(3)	19.5	20.4	20.4	17.2	16.6	20.4
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.3	1.4	1.3	1.3
Fiscal Incentives(4)	—	—	—	8.0	—	—
Total Transfer to Regions	713.9	701.6	736.8	744.7	646.5	668.4
Rural Fund	71.9	68.0	68.0	70.0	64.5	63.3

Total transfers to regions and Rural Fund	785.7	769.6	804.8	814.7	711.0	731.7

Total Government expenditures	2,786.4	2,714.2	3,106.4	3,061.2	2,310.4	2,614.4

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Starting in 2023, become part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Total Government expenditures in the eleven months ended November 30, 2022 reached Rp2,614.4 trillion or an increase of 13.2% from Rp2,310.4 trillion in the eleven months ended November 30, 2021. This is primarily driven by the realization of central Government expenditures which increased by 17.7% from Rp1,599.3 trillion to Rp1,882.6 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 2.9% from Rp711.0 trillion to Rp731.7 trillion.

Fuel Prices and Subsidies

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	134.0	208.9	212.0	102.5	148.2
Non-energy subsidies	101.7	72.9	74.7	86.5	61.9	57.7

Total subsidies	242.1	207.0	283.7	298.5	164.4	205.9

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31,
	2021L	2022B	2022R	2023B

	Percentage
General public services	27.5	32.3	27.3	29.6
Defense	6.3	6.9	5.8	6.0
Public order and safety	7.9	9.1	7.7	8.1
Economic affairs	23.1	20.6	32.6	28.2
Environmental protection	0.7	0.7	0.6	0.6
Housing and community amenities	1.5	0.9	0.8	1.4
Health	10.6	7.2	5.3	4.3
Tourism and culture	0.2	0.2	0.2	0.2
Religion	0.5	0.5	0.5	0.5
Education(1)	8.1	8.7	8.4	10.4
Social protection	13.6	12.9	10.9	10.7

Total	100.0	100.0	100.0	100.0

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
(1)	The amount set on the table is allocated at central Government expenditure. Total education budget in the budget 2023 is Rp612.2 trillion.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Education	479.5	542.8	621.3	612.2	460.5	439.2
Infrastructure	425.3	365.8	365.8	391.7	293.2	274.9
Energy Subsidy	140.4	134.0	208.9	212.0	102.5	148.2
Health	312.4	255.4	255.4	178.7	228.3	149.3

Source:     Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	877.5	991.3	961.4	712.9	670.4	504.3
Loans
Domestic loans (net)	0.9	1.8	1.8	0.7	(0.1)	4.0
Foreign loans:
Gross drawings:
Program loan	41.6	28.7	28.7	29.5	13.1	46.2
Project loan	32.6	34.8	34.8	32.6	50.9	25.8
Total gross drawing	74.2	63.5	63.5	62.1	63.9	72.0
Amortization	(82.1)	(83.0)	(83.0)	(79.4)	(73.6)	(70.1)
Total foreign loan (net)	(7.9)	(19.5)	(19.5)	(17.4)	(9.7)	1.9
Total loans (net)	(7.0)	(17.7)	(17.7)	(16.6)	(9.7)	5.9

Total debt financing	870.5	973.6	943.7	696.3	660.7	510.2

Investment financing
Investment to SOEs	(71.2)	(38.5)	(38.5)	(45.8)	(36.9)	(9.0)
Investment to other institutions	(21.0)	0.0	0.0	—	(15.0)	0.0
Investment to public service agencies	(39.4)	(52.8)	(52.8)	(53.9)	(51.7)	(52.8)
Investment in financial organizations/institutions	(0.9)	(0.9)	(0.9)	(1.5)	0.0	0.0
Revenue of investment	—	—	0.0	—	0.4	8.8
Government’s Investments	(10.0)	(19.1)	(19.1)	(19.5)	(10.0)	(19.8)
Others investment financing	0.0	(71.0)	(97.4)	(49.5)	0.0	0.0
Investment financing reserves	—	—	(21.5)	(5.7)	—	0.0

Total investment financing	(142.5)	(182.3)	(230.2)	(176.0)	(113.2)	(72.8)

Lending	1.9	0.6	0.6	5.3	2.9	2.9
Government guarantee	(2.7)	(1.1)	(1.1)	(0.3)	(2.7)	(1.1)
Other financing	144.4	77.3	127.3	72.8	56.8	0.6

Total financing (net)	871.7	868.0	840.2	598.2	604.5	439.9

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Public Debt

As of November 30, 2022, the central Government’s foreign debt-to-GDP ratio was 11.5%, with foreign debt to total debt ratio of 29.6%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of November 30,
	2021	2022P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	32.8	32.4
Bilateral creditors	20.8	17.7
Commercial(2)	92.0	92.1
Total	145.5	142.2
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.2%	11.5%

Source:     Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of November 30, 2022, 64.8% and 35.2% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of November 30, 2022 was U.S.$142.2 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of November 30,
	2021	2022P

	(in millions of U.S. dollars)
Bilateral loans	20,781.8	17,663.7
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,091.2	18,928.9
Asian Development Bank	10,818.4	9,997.0
Islamic Development Bank	1,345.4	1,345.6
Nordic Investment Bank	8.1	6.6
European Investment Bank	—	—
International Fund for Agricultural Development	202.1	233.7
Asian Infrastructure Investment Bank	1,306.7	1,907.6
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	32,771.8	32,419.3

Total loans	53,553.6	50,083.0

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31, 2021		As of November 30, 2022P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	99,263	99,263	102,572	102,572
Japanese yen	2,392,620	20,786	2,263,791	16,342
Euros	19,843	22,453	20,141	20,848
SDR	701	981	536	704
British pounds	1	1	0	0
Others	Multiple Currencies	2,036	Multiple Currencies	1,759
Total	N/A	145,521	N/A	142,226

Source:     Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of November 30, 2022, 72.1%, 11.5%, 14.7% and 1.7% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2021R	11.4	3.4	14.8
2022*	11.9	4.3	16.2
2023**	11.8	4.4	16.3
2024**	11.7	4.2	15.8
2024**	13.5	3.8	17.2

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to November 30, 2022 and (ii) projected principal and interest payments to be made from December 1, 2022 to December 31, 2022 based on external debt outstanding as of November 30, 2022.

**	Projected based on external debt outstanding as of November 30, 2022.

External Debt of Bank Indonesia

As of December 31, 2021 and October 31, 2022, external debt of Bank Indonesia amounted to U.S.$9,030 million and U.S.$8,283 million, respectively, entirely comprising SDR allocation and currency and deposits, while commercial debt was nil as of each of the two dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2020	0.0	19.15	19.15
2021*	0.0	2.70	2.70
2022*(1)	0.0	40.78	40.78

Source:     Bank Indonesia

*	Projected based on external debt outstanding as of October 31, 2022.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of October 31, 2022.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of State-Owned Enterprises as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of October 31,
	2021P	2022P

	(in millions of U.S. dollars)
Financial institutions:
Bank	9,280	8,592
Non-bank	2,895	2,104

Total financial institutions	12,175	10,696
Non-financial institutions	46,612	44,244

Total	58,786	54,940

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of November 30,
	2021	2022P

	(in trillions of Rupiah)
Total domestic public debt(1)	4,836.2	5,315.3

Source:     Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2021R	382.3	299.2	681.5
2022*	317.5	310.8	628.4
2023*	400.1	318.0	718.0
2024*	474.2	289.4	763.6
2025**	452.9	262.5	715.4

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to November 30, 2022 and (ii) projected principal and interest payments to be made from December 1, 2022 to December 31, 2022 based on domestic debt outstanding as of November 30, 2022.

**	Projected based on domestic debt outstanding as of November 30, 2022.

Contingent Liabilities from Government Guarantees

As of November 30, 2022, the Government had accumulated Rp5.8 trillion in the guarantee reserve fund account and the guarantee that the Government has provided to infrastructure projects includes:

•

full default risk guarantees relating to the PT Perusahaan Listrik Negara (“PT PLN”) loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp5.5 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp60.9 trillion;

•	full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp95.3 trillion.

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp33.2 billion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee private-public partnership projects such as power plant projects (e.g. the Central Java steam power plant) and several section of toll road projects (e.g. Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp97.2 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp43.4 trillion;

•

guarantee for infrastructure financing through direct loans from international financial institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp35.5 trillion;

•

full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for the construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp13.7 trillion; and

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp3.0 trillion.

As of September 30, 2022, no claims from the foregoing guarantees had arisen.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average

	Rupiah per U.S. dollar
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021	14,253	14,296
2022^	15,588	14,851

Source:    Bank Indonesia

^	As of December 21, 2022

As of December 21, 2022, the Rupiah depreciated by 8.56% to Rp15,588 per U.S. dollar from Rp14,253 per U.S. dollar as of December 31, 2021, and on average depreciated by 3.88% from Rp14,296 per U.S. dollar in 2021 to Rp14,851 per U.S. dollar in 2022 (up to December 21, 2022). Rupiah exchange rate movements remain under control despite continued global financial market uncertainty in response to external sector resilience and Bank Indonesia’s stabilization measures. Bank Indonesia continues to strengthen rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms through effective monetary operations and adequate market liquidity.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,	As of November 30,
	2021P	2022P

	(in millions of U.S. dollars, except for months)
Gold	4,595	4,435
SDRs	7,795	7,319
Reserve position with the IMF	1,110	1,042
Foreign exchange and others	131,405	121,199

Total	144,905	133,994

Total as number of months of imports and Government external debt repayments	7.8	5.8

Source:     Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of November 30, 2022, foreign reserves recorded U.S.$134.0 billion, equivalent to 5.8 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of three months imports.

Regional Swap Arrangements of the Republic

As of November 30, 2022, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2021L	As of November 30, 2022P

	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	40.7	38.7
Debt service to GDP ratio	5.3	4.3
Total public debt of the central Government (in billions of U.S.$)(1)	484.1	479.9
—% in Loans	11.9	11.3
—% in Bonds	88.1	88.7

Source:     Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of November 30, 2022, the central Government’s debt-to-GDP ratio was 38.7%, with U.S.$479.9 billion of total public debt of the central Government, 11.3% of which are in loans and 88.7% are in bonds.